Exhibit 10.16

APHP/SSS Agreement to Extend the TURN UP THE SUN! (aka POSE) Option and to Acquire Additional Rights to BARRON’S COVE

This Agreement (“Agreement”) is entered into this 1st day of August 2025, by and between American Picture House Corporation, a corporation organized under the laws of Wyoming (“APHP”), and SSS Entertainment, LLC, a limited liability company organized under the laws of Louisiana (“SSS”).

WHEREAS:

The Parties previously entered into an agreement titled “Term Sheet / ‘Turn up the Sun!’” on November 11, 2024, granting APHP an option to purchase a 24% ownership interest in the feature film, TURN UP THE SUN! (aka POSE), from SSS and the Parties now mutually desire to extend this option through December 31, 2025, to allow for further negotiations and the completion of this transaction.

APHP further desires to acquire all of SSS’s rights, title, and interests in and to the feature film known as BARRON’S COVE, including, “BARRON’S COVE Domestic Loan with Security dated June 7, 2023” and related documents without limitation, all secured rights, loans, liens, UCC-1 filings, powers of attorney, and related assets (collectively, the “BARRON’S COVE Assets”). APHP intends to assume full control and ownership over the BARRON’S COVE Assets and utilize existing UCC-1 filings held by SSS to secure such assets.

APHP has conducted and reviewed financial and performance data relating to the exploitation of the film BARRON’S COVE and enters into this Agreement based on its independent evaluation.

APHP and SSS agree that upon APHP’s acquisition of the BARRON’S COVE Assets, APHP will pay to SSS the first 85% of revenues collected from exploitation and distribution of BARRON’S COVE until such time as SSS has fully recouped $2M, representing the principal, accrued interest, and fees pursuant to the originally documented financing terms.

APHP grants SSS the option to allow any revenues payable to SSS under this Agreement to be retained by APHP as revenue, in exchange for APHP issuing to SSS shares of APHP common stock at a conversion rate of 2.5 times the value of the retained revenues.

The Parties further acknowledge that APHP has issued 500,000 shares of its common stock to SSS in part to secure SSS’s agreement to the terms herein and to facilitate the extension of the prior option.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, the parties agree as follows:

1.	EXTENSION OF PURCHASE OPTION

The option previously granted to APHP to purchase the 24% ownership interest in the film TURN UP THE SUN! from SSS at a purchase price of $725,000 is hereby extended to December 31, 2025,

2.	PURCHASE OF BARRON’S COVE ASSETS

SSS agrees to transfer and assign all rights, title, and interest in the BARRON’S COVE Assets to APHP, free of any encumbrance other than those explicitly agreed herein.

3.	REVENUE SHARING AND EQUITY CONVERSION

a.	APHP shall pay to SSS the first 85% of revenues derived from the BARRON’S COVE Assets until SSS has fully recouped the principal, interest, fees, and costs under the original loan(s) held by SSS against the film.

b.	Once SSS has fully recouped these amounts, all subsequent revenues derived from BARRON’S COVE Assets shall be solely and exclusively retained by APHP.

c.	SSS shall have the right, at its sole discretion, to instruct APHP to retain revenues otherwise payable to SSS under this Agreement, and in exchange, APHP shall issue to SSS shares of APHP common stock valued at 2.5 times the retained revenue amount at the closing price on the date that APHP is directed by SSS to retain said revenues or at a price no less than $1.00 per share.

4.	UCC-1 FILINGS AND SECURITY AGREEMENTS

APHP shall promptly take all necessary legal and administrative actions to perfect and assume all security interests, liens, and rights previously held by SSS through UCC-1 filings and other recorded security interests, both parties will provide reasonable assistance and cooperation during the transition.

4.1	Stock consideration

As consideration for the extension of the option described in Section 1 and the acquisition of the BARRON’S COVE Assets described in Section 2, the Parties acknowledge that the 500,000 shares of APHP common stock issued to Shaun Sanghani on JUNE 26, 2025, individually, was in lieu of APHP paying SSS or Sanghani for any default(s) (as such default(s) is/are hereby waived). Instead, SSS hereby acknowledges and agrees that such issuance was made for the benefit of SSS and in consideration of the obligations undertaken by SSS in this Agreement.

For accounting purposes, the Parties agree that the 500,000 APHP common shares issued to Shaun Sanghani shall be allocated as follows: 50% toward the BARRON’S COVE transaction and 50% toward the TURN UP THE SUN! option extension.

4.2	Enforcement of assigned rights

APHP agrees to take all steps reasonably necessary (based on APHP’s best efforts) to assume, preserve, and enforce the first-position rights and security interests acquired from SSS pursuant to this Agreement. This includes, without limitation, taking legal, administrative, and operational actions under applicable law including UCC Article 9 and related remedies to act upon and perfect its position as secured party up to a total cost of $50,000. Any costs associated with the obligations assumed under this section shall be deducted from revenues derived from the BARRON’S COVE assets prior to the split contemplated in Section 3(a.). APHP shall be responsible for initiating and pursuing any necessary proceedings to exercise its rights against any collateral previously secured by SSS, including but not limited to the right to collect, receive, and control revenues, copyrights, and other assets related to the film BARRON’S COVE and its associated production entities. APHP shall act in good faith and with due diligence to protect and realize the full value of such rights and assets. APHP makes no representations, warranties, or guarantees regarding the success of its reasonable efforts, and expressly disclaims any assurance that such efforts will result in a successful outcome.

APHP shall be entitled to pursue any and all remedies available under applicable law to secure and realize the full value of the BARRON’S COVE Assets, including but not limited to taking legal actions to perfect its security interests, enforce contractual rights, and recover proceeds and revenues from third parties. The Parties agree that any such actions taken by APHP in good faith shall not constitute grounds for breach or cause of action by SSS.

5.	INDEMNIFICATION AND HOLD HARMLESS

5.1	Indemnification by SSS:

SSS agrees to indemnify, defend, and hold harmless APHP its officers, directors, share- holders, employees, affiliates, representatives, agents, successors, and assigns (collectively, the “APHP Indemnified Parties”) from and against any and all claims, demands, liabilities, judgments, losses, damages, settlements, costs, and expenses (including reasonable attorneys’ fees and litigation expenses), except in cases involving fraud or intentional misconduct by APHP arising directly or indirectly from:

a.	Any third-party claims or actions related to the BARRON’S COVE Assets, loans, UCC filings, liens, security interests, powers of attorney (s), etc., arising from acts or omissions by SSS.

b.	Any breach by SSS of its representations, warranties, covenants, or obligations contained in this Agreement.

SSS’s obligations under this Section shall survive the closing of the transactions contemplated herein indefinitely.

5.2	Indemnification by APHP:

APHP agrees to indemnify, defend, and hold harmless SSS, its members, officers, managers, employees, affiliates, representatives, agents, successors, and assigns (collectively, the “SSS Indemnified Parties”) from and against any and all claims, demands, liabilities, judgments, losses, damages, settlements, costs, and expenses (including reasonable attorneys’ fees and litigation expenses), except in cases involving fraud or intentional misconduct by SSS arising directly or indirectly from:

a.	Any third-party claims or actions related to the BARRON’S COVE Assets, loans, UCC filings, liens, security interests, powers of attorney(s), etc. arising from acts or omissions by APHP.

b.	Any breach by APHP of its representations, warranties, covenants, or obligations contained in this Agreement.

APHP’s obligations under this Section shall survive the closing of the transactions contemplated herein indefinitely. APHP’s liability under this section is limited to and shall not exceed APHP’s share of funds actually received by APHP under this agreement.

5.3	Limitation of Post-Closing Liability for SSS

Following the execution of this Agreement and the transfer of the rights contemplated herein, APHP acknowledges and agrees that SSS shall have no further responsibility or liability to any third party asserting claims relating to the BARRON’S COVE Assets based solely on conduct, contracts, or representations made by APHP and occurring after the date of this Agreement, except in cases involving fraud or intentional misconduct by SSS. APHP shall not, and shall ensure that its successors, affiliates, or assigns do not, pursue SSS for indemnity, contribution, or reimbursement in connection with such third-party claims. APHP’s liability under this section is limited to and shall not exceed APHP’s share of funds actually received by APHP under this agreement. This limitation shall survive the closing of the transactions contemplated herein.

5.4	Notification and Cooperation:

The indemnified party shall promptly notify the indemnifying party in writing of any claim for indemnification hereunder, provided however, that failure to provide such notice shall not relieve the indemnifying party from its obligations unless the indemnifying party is materially prejudiced by such delay. The indemnified party shall provide reasonable cooperation in the defense or settlement of any such claims.

5.5	Litigation Costs and Cooperation:

Notwithstanding the foregoing, the Parties acknowledge the potential for third-party litigation relating to the BARRON’S COVE Assets and agree to cooperate in good faith to minimize legal exposure and costs. APHP shall not be liable to SSS or any affiliated party for failing to prevail in any litigation initiated or defended in good faith, provided such action was taken reasonably and in reliance on the rights transferred herein. The Parties further agree to work together to control and allocate legal expenses related to enforcement of the rights contemplated by this Agreement. In no event shall APHP be liable to SSS for incidental, indirect, or consequential damages resulting from any third- party legal action unless arising from APHP’s willful misconduct.

6.	Mutual Representations, Warranties, Covenants, and Obligations

Each Party represents and warrants to the other, and covenants and agrees, as of the date of this Agreement and continuing throughout its term, that:

a.	It has full power and authority to enter into this Agreement and to carry out its obligations hereunder, and all necessary corporate or limited liability company action has been taken to authorize the execution, delivery, and performance of this Agreement.

b.	This Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

c.	The execution and performance of this Agreement does not and will not violate any applicable law, regulation, judgment, order, agreement, or instrument to which such Party is subject or by which it is bound.

d.	Each Party shall comply in all material respects with the terms of this Agreement and shall not knowingly take any action that would cause a breach of any covenant, representation, warranty, or obligation hereunder.

e.	Each Party has had the opportunity to consult with independent legal and financial counsel prior to executing this Agreement and enters into it voluntarily and without duress.

6.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina without regard to its conflicts of laws principles.

7.	ENTIRE AGREEMENT

This document constitutes the entire understanding between the parties concerning the matters discussed herein and supersedes all prior agreements and understandings, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

American Picture House Corporation (APHP)

By:	/s/ Bannor Michael MacGregor
Bannor Michael MacGregor, CEO

SSS Entertainment, LLC (SSS)

By:	/s/ Shaun Sanghani
Shaun Sanghani, CEO and Managing Member